Exhibit 4.1

No.	Shares

DIGITAL ALLY, INC.

Authorized Common Stock: 75,000,000

Par Value $.001

This Certifies That __________________________________________________________________________________

Is the Record Holder of ______________________________________________________________________________ Shares

transferable on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

President